News Release
FOR IMMEDIATE RELEASE

Contact:
Deb Thornton
916-218-4779
deb@unify.com

UNIFY REPORTS FISCAL 2011 FOURTH QUARTER
AND FULL YEAR FINANCIAL RESULTS
  Fourth Quarter Revenue of $11.8 million; Full Year Revenue of $47.0 million
  Fourth Quarter Organic Growth in Daegis eDiscovery revenue > 22%
  Generated Cash from Operations of $1.5 million for the fourth quarter
  Recorded Goodwill/Intangibles Impairment Charge of $16.0 million
ROSEVILLE, Calif., July 6, 2011 – Unify (NASDAQ: UNFY) today reported financial results for its fourth quarter and full year ended April 30, 2011.

Fourth quarter total revenue was $11.8 million, an increase of 41% compared to $8.4 million reported last year. Fourth quarter total revenue included approximately $6.5 million from Daegis, which merged with Unify in June 2010. Adjusted EBITDA was $2.0 million, compared to $2.7 million in the fourth quarter last year (see reconciliation table). The prior year Adjusted EBITDA calculation included a $1.2 million gain related to the change in fair value of contingent consideration.

Fourth quarter GAAP net loss was $15.9 million or $1.09 loss per diluted share compared to GAAP net income of $1.7 million or $0.16 per diluted share in the prior year. The net loss included a non-cash charge of $16.0 million resulting from the write off of goodwill and intangible assets related to acquisitions made by the Company in calendar 2009. Non-GAAP net income was $1.2 million or $0.08 per diluted share, compared to Non-GAAP net income of $1.5 million or $0.14 per diluted share last year (see reconciliation table). During the fourth quarter, the Company generated cash from operations of $1.5 million and made debt repayments of $0.5 million.

Total revenue for fiscal 2011 was $47.0 million, a 64% increase compared to $28.6 million for fiscal 2010. GAAP net loss for fiscal 2011 was $16.7 million, or $1.23 loss per diluted share, compared to net income of $124,000, or $0.01 per diluted share last year.

“Fiscal 2011 was a transitional year as we focused on fully integrating the teams, products and systems of Unify and Daegis,” said Chief Executive Officer Todd Wille. “This process has been completed and the Company has emerged a leading eDiscovery solutions provider. The Daegis business performed solidly for the year achieving revenue of $23.1 million and EBITDA of $6 million during the ten months of fiscal 2011 post merger. We doubled the eDiscovery sales force, increased marketing and brand awareness activities, and added document review services to the Daegis offering, which helped us continue to win new projects from existing clients and win new clients.

“We believe our rigor and focus on integrating our technologies and cultures, combined with our momentum and the significant interest expense reductions from the favorable re-financing (see separate press release issued today) positions us well for solid organic revenue and Adjusted EBITDA growth in fiscal 2012,” said Wille.

Additional Financial Information

“The non-cash goodwill impairment charge of $16.0 million recognized in the fourth quarter is primarily related to the acquisition of AXS-One in June 2009, which previously had a goodwill and intangible asset balance of $18.5 million,” said Steven Bonham, chief financial officer, Unify. “While this goodwill impairment charge is required by accounting rules, we retain our long term positive view of the archive technology as it represents an important component to our eDiscovery offering.”

Fiscal 2011 Non-GAAP net income was $4.8 million or $0.35 per diluted share, compared to Non-GAAP net income of $1.6 million or $0.16 per diluted share in the prior year. Adjusted EBITDA was $7.6 million, compared to $3.7 million last year. Excluding a charge of $1.4 million for professional fees related to the Daegis merger in fiscal 2011 and a gain of $2.1 million related to the change in fair value of contingent consideration in fiscal 2010, Adjusted EBITDA would have been $9.0 million, or 19%, and $1.6 million, or 6%, in fiscal 2011 and fiscal 2010, respectively.

Unify ended the fourth quarter with cash and cash equivalents of $4.6 million at April 30, 2011, compared to $3.1 million reported at April 30, 2010. Accounts receivable, net was $15.7 million, compared to $6.2 million at April 30, 2010. Total outstanding debt was $26.6 million at April 30, 2011.

Management Comment Regarding Guidance

“We expect the company’s growth to come primarily from the eDiscovery business and we fully expect this business to continue growing as it has for the last several years. However, as we transition our business model this year to include subscription, term licenses and bundled service and software pricing models that are likely to impact revenue recognition, we have made the determination to not provide guidance for fiscal 2012,” Wille concluded.

Investor Conference Call

Management will host a conference call today, July 6, 2011, at 2:00 p.m. PT (5:00 p.m. ET) to review the fourth quarter and fiscal 2011 financial results. The call can be accessed by dialing (877) 941-1427 or (480) 629-9664 for international callers and providing the company name. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.unify.com and www.daegis.com. A replay of the call will be available approximately two hours following the end of the call through 11:59 p.m. EST on July 21, 2011 by dialing (800) 406-7325 or (303) 590-3030 for international callers and using the following passcode: 4448235#.

About Unify

Unify (NASDAQ: UNFY) is a global provider of eDiscovery and information management solutions. Its Daegis eDiscovery company provides solutions for general counsels and law firm clients who count on Daegis to reduce litigation costs, increase defensibility, and furnish a blueprint for repeatable success across the litigation lifecycle. Unify also provides software that helps clients archive enterprise information, and build, manage and modernize applications. Unify is headquartered in Roseville, Calif., and the Daegis eDiscovery business in San Francisco, Calif. The Company has offices throughout the United States and in Europe, Latin America and Asia Pacific. For more information, visit www.unify.com and daegis.com, follow us via our blog and Twitter at @daegis.

Use of Non-GAAP Financial Information

To supplement the Company's unaudited condensed consolidated financial statements presented in accordance with GAAP, Unify uses certain non-GAAP measures of financial performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP. For more information on these non-GAAP financial measures including how they are calculated, please see the table in this release captioned "Reconciliation of GAAP to Non-GAAP" which includes a reconciliation of the GAAP results to non-GAAP results.

Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. We wish to caution you that these statements involve risks and uncertainties and actual events or results may differ materially. When the words “believes,” “expects,” “plans,” “projects,” “estimates” and similar expressions are used, they identify forward-looking statements. These forward-looking statements are based on management’s current beliefs and assumptions and information currently available to management and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Examples of forward-looking statements in the press release include the statements related to the Company’s annual guidance and the statements made by Mr. Wille. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are general market and economic conditions, our ability to execute our business strategy and integrate acquired businesses, the effectiveness of our sales team and approach, our ability to target, analyze and forecast the revenue to be derived from a client and the costs associated with providing services to that client, the date during the course of a fiscal year that a new client is acquired, the length of the integration cycle for new clients and the timing of revenues and costs associated therewith, our client concentration given that the Company is currently dependent on a few large client relationships, potential competition in the marketplace, the ability to retain and attract employees, market acceptance of our service programs and pricing options, our ability to maintain our existing technology platform and to deploy new technology, our ability to sign new clients and control expenses, the possibility of the discontinuation of some client relationships, the financial condition of our clients' business and other factors detailed in the Company's filings with the Securities and Exchange Commission, including our recent filings on Forms 10-K and 10-Q.

# # #

UNIFY CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	April 30,	April 30,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$4,577	$3,055
Accounts receivable, net	15,670	6,194
Prepaid expenses and other current assets	1,166	493
Total current assets	21,413	9,742

Property and equipment, net	2,240	350
Goodwill	25,161	17,928
Intangibles, net	12,396	8,613
Other assets, net	1,524	228
Total assets	$62,734	$36,861

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$1,433	$380
Current portion of long term debt	1,869	1,397
Accrued compensation and related expenses	2,894	1,308
Common stock warrant liability	1,623	1,047
Accrued contingent stock consideration	—	906
Other accrued liabilities	2,131	1,443
Deferred revenue	7,951	9,258
Total current liabilities	17,901	15,739

Long term debt, net of current portion	24,731	12
Deferred tax liabilities	555	557
Other long term liabilities	1,513	1,111

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock	15	10
Additional paid-in capital	95,111	79,919
Accumulated other comprehensive income	443	383
Accumulated deficit	(77,535)	(60,870)
Total stockholders’ equity	18,034	19,442
Total liabilities and stockholders’ equity	$62,734	$36,861

UNIFY CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	April 30,		April 30,
	2011	2010	2011	2010
Revenues:
Software licenses	$1,130	$1,379	$4,674	$7,634
Maintenance and hosting	5,892	4,249	23,239	14,217
Consulting and implementation services	4,787	2,744	19,080	6,741
Total revenues	11,809	8,372	46,993	28,592

Cost of Revenues:
Software licenses	41	117	154	346
Maintenance and hosting	605	501	2,084	1,807
Consulting and implementation services	2,790	1,611	10,232	3,932
Total cost of revenues	3,436	2,229	12,470	6,085
Gross profit	8,373	6,143	34,523	22,507

Operating Expenses:
Product development	1,998	1,570	7,736	6,470
Selling, general and administrative	5,753	3,842	24,718	17,664
Change in fair value of contingent consideration	—	(1,235)	(164)	(2,093)
Impairment of goodwill and intangible assets	15,964	—	15,964	—
Total operating expenses	23,715	4,177	48,254	22,041
Income (loss) from operations	(15,342)	1,966	(13,731)	466

Other income (expense):
Gain (loss) from change in fair value of common stock warrant liability	92	(294)	519	(192)
Interest expense	(956)	(72)	(3,406)	(267)
Other, net	171	(122)	8	(14)
Other income (expense)	(693)	(488)	(2,879)	(473)

Income (loss) before income taxes	(16,035)	1,478	(16,610)	(7)
Provision (benefit) for income taxes	(164)	(252)	55	(131)
Net income (loss)	$(15,871)	$1,730	$(16,665)	$124

Net income (loss) per share:
Basic	$(1.09)	$0.17	$(1.23)	$0.01
Dilutive	$(1.09)	$0.16	$(1.23)	$0.01

Shares used in computing net income (loss) per share
Basic	14,578	10,169	13,552	9,691
Dilutive	14,578	10,743	13,552	10,182

UNIFY CORPORATION
RECONCILIATION OF GAAP OPERATING INCOME TO ADJUSTED EBITDA
(In thousands)

	Three Months Ended		Twelve Months Ended
	April 30,		April 30,
	2011	2010	2011	2010
GAAP income (loss) from operations	$(15,342)	$1,966	$(13,731)	$466

Amortization of intangible assets	910	537	3,589	2,398
Stock based compensation expenses	234	159	960	629
Depreciation	202	54	830	235
Impairment of goodwill and intangible assets	15,964	—	15,964	—
Total adjustments to GAAP loss from operations	17,310	750	21,343	3,262

Adjusted EBITDA	$1,968	$2,716	$7,612	$3,728

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME
(In thousands, except per share data)

GAAP net income (loss)	$(15,871)	$1,730	$(16,665)	$124

Amortization of intangible assets and warrant discount	975	540	3,808	2,426
Stock based compensation expenses	234	159	960	629
Professional fees related to mergers	—	—	1,423	333
Change in fair value of contingent consideration	—	(1,235)	(164)	(2,093)
(Gain) loss from change in fair value of common stock warrant liability	(92)	294	(519)	192
Impairment of goodwill and intangible assets	15,964	—	15,964	—
Total adjustments to GAAP net loss	17,081	(242)	21,472	1,487

Non-GAAP net income	$1,210	$1,488	$4,807	$1,611

Non-GAAP diluted earnings per share	$0.08	$0.14	$0.35	$0.16